EXHIBIT 99.1
Emclaire Financial Corp Reports 35.7% Increase in Quarterly Earnings
EMLENTON, Pa., July 20, 2018 -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income of $1.4 million, or $0.62 per common share, for the three months ended June 30, 2018, an increase of $372,000, or 35.7%, from net income of $1.0 million, or $0.48 per common share, reported for the same period in 2017. Net income for the six-month period ended June 30, 2018 was $2.8 million, or $1.21 per diluted share, an increase of $778,000, or 38.9%, from net income of $2.0 million, or $0.92 per diluted share, for the same period in 2017.
The increase in net income for both periods compared to the same period in 2017 resulted from increases in net interest income and noninterest income, partially offset by increases in noninterest expense and the provision for loan losses. The Corporation realized an annualized return on average assets of 0.74% and an annualized return on average equity of 9.58% for the quarter ended June 30, 2018, compared to 0.58% and 7.50%, respectively, for the same period in 2017.
William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “The Board of Directors, management and I are pleased with the results for the first half of 2018. We achieved strong earnings and balance sheet growth while managing expenses and maintaining strong asset quality. We have recently announced plans to acquire Community First Bancorp, Inc., which will strengthen our market position in Clarion and Jefferson counties and build a stronger franchise in the Pittsburgh and Western Pennsylvania region. We remain focused on sustaining a sound capital base while providing an attractive return to our shareholders and are well-positioned for future profitable growth.”
OPERATING RESULTS OVERVIEW
Net income increased $372,000, or 35.7%, to $1.4 million, or $0.62 per common share, for the three months ended June 30, 2018, compared to $1.0 million, or $0.48 per common share, for the same period in 2017. The increase resulted from increases in net interest income and noninterest income of $826,000 and $181,000, respectively, and a decrease in provision for income taxes of $32,000, partially offset by increases in noninterest expense and the provision for loan losses of $568,000 and $99,000, respectively.
Net interest income increased $826,000, or 15.4%, to $6.2 million for the three months ended June 30, 2018 from $5.4 million for the same period in 2017. The increase in net interest income resulted from an increase in interest income of $1.0 million, or 15.6%, as the Corporation experienced a $45.5 million increase in the average balance of loans. Partially offsetting the increase in interest income, interest expense increased $176,000, or 16.5%, as the Corporation's average balance of interest-bearing deposits increased $68.6 million, partially offset by a $20.9 million decrease in the average balance of borrowed funds. The increases in the Corporation's loans and interest-bearing deposit balances resulted from strong production across the Bank's franchise and the third quarter 2017 acquisition of Northern Hancock Bank and Trust Co. (NHBT), which added approximately $18.5 million in loans and $19.7 million in deposits to the Bank.
Noninterest income increased $181,000, or 20.9%, to $1.0 million for the three months ended June 30, 2018 from $868,000 for the same period in 2017. During the quarter ended June 30, 2017, the Corporation recorded a $508,000 other-than-temporary impairment charge on a subordinated debt investment issued by First NBC Bank Holding Company. Partially offsetting the impairment charge, the Corporation realized security gains of $350,000 during the quarter ended June 30, 2017. Fees and service charges increased $28,000 as overdraft charges for the three months ended June 30, 2018 outpaced the same period in the prior year and other income increased $117,000 due to increased interchange fee income and fair value adjustments related to the Corporation's equity securities. Partially offsetting these favorable items, gains on the sales of loans totaled $2,000 for the quarter ended June 30, 2018, compared to $124,000 for the same period in 2017.
The provision for loan losses increased $99,000, or 49.3%, to $300,000 for the three months ended June 30, 2018 from $201,000 for the same period in 2017 due to general increases in the Corporation's loan portfolio and higher than normal loan charge-offs experienced in the second quarter of 2018.
Noninterest expense increased $568,000, or 12.1%, to $5.2 million for the three months ended June 30, 2018 from $4.7 million for the same period in 2017.  The increase primarily related to increases in acquisition costs, compensation and benefits expense and federal deposit insurance of $252,000, $174,000 and $49,000, respectively. Acquisition costs incurred during the second quarter of 2018 related to the pending acquisition of Community First Bancorp, Inc. totaled $358,000, compared to acquisition costs of $106,000 incurred during the second quarter of 2017 related to the acquisition of NHBT. The increase in compensation and benefits expense related to costs associated with the operation of the new full-service banking office in Chester, West Virginia which was acquired from NHBT, increased health insurance costs and normal salary and benefit increases.
The provision for income taxes decreased $32,000, or 10.2%, to $282,000 for the three months ended June 30, 2018 from $314,000 million for the same period in 2017 as a result of the enactment of the Tax Cuts and Jobs Act of 2017 and the decrease in the corporate tax rate to 21%.

CONSOLIDATED YEAR-TO-DATE OPERATING RESULTS OVERVIEW
Net income increased $778,000, or 38.9%, to $2.8 million or $1.21 per diluted share for the six months ended June 30, 2018, compared to $2.0 million or $0.92 per diluted share for the same period in 2017. The increase resulted from increases in net interest income and noninterest income of $1.5 million and $224,000, respectively, and a decrease in provision for income taxes of $38,000, partially offset by increases in noninterest expense and the provision for loan losses of $683,000 and $317,000, respectively.
Net interest income increased $1.5 million, or 14.4%, to $12.0 million for the six months ended June 30, 2018, compared to $10.5 million for the same period in 2017. The increase in net interest income resulted from an increase in interest income of $1.8 million, or 14.5%, as the Corporation experienced a $47.8 million increase in the average balance of loans. Partially offsetting the increase in interest income, interest expense increased $308,000, or 14.8%, as the Corporation's average balance of interest-bearing deposits increased $67.8 million, partially offset by a $20.4 million decrease in the average balance of borrowed funds. The increases in the Corporation's loans and interest-bearing deposit balances resulted from strong production across the Bank's franchise and the aforementioned third quarter 2017 acquisition of NHBT.
The provision for loan losses increased $317,000, or 87.3%, to $680,000 for the six months ended June 30, 2018 from $363,000 for the same period in 2017 due to general increases in the Corporation's loan portfolio and higher than normal loan charge-offs experienced in the first half of 2018.
Noninterest income increased $224,000, or 13.0%, to $1.9 million for the six months ended June 30, 2018 from $1.7 million for the same period in 2017. During the six months ended June 30, 2017, the Corporation recorded a $508,000 other-than-temporary impairment charge on a subordinated debt investment issued by First NBC Bank Holding Company. Partially offsetting the impairment charge, the Corporation realized security gains of $350,000 during the six months ended June 30, 2017. During the six months ended June 30, 2018, the Corporation realized security losses of $30,000. Additionally, fees and service charges increased $58,000 as overdraft charges for the six months ended June 30, 2018 outpaced the same period in the prior year and other income increased $140,000 due to increased interchange fee income and fair value adjustments related to the Corporation's equity securities. Partially offsetting these favorable items, gains on the sales of loans totaled $24,000 for the six months ended June 30, 2018, compared to $130,000 for the same period in 2017.
Noninterest expense increased $683,000, or 7.4%, to $10.0 million for the six months ended June 30, 2018 from $9.3 million for the same period in 2017.  The increase primarily related to increases in compensation and benefits expense, acquisition costs, federal deposit insurance and professional fees of $304,000, $251,000, $78,000 and $53,000, respectively. The increase in compensation and benefits expense related to costs associated with the operation of the new full-service banking office in Chester, West Virginia which was acquired from NHBT, increased health insurance costs and normal salary and benefit increases. Acquisition costs incurred during the first half of 2018 related to the pending acquisition of Community First Bancorp, Inc. totaled $358,000, compared to acquisition costs of $107,000 incurred during the first half of 2017 related to the acquisition of NHBT.
The provision for income taxes decreased $38,000, or 6.5%, to $548,000 for the six months ended June 30, 2018 from $586,000 million for the same period in 2017 as a result of the enactment of the Tax Cuts and Jobs Act of 2017 and the decrease in the corporate tax rate to 21%.
CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW
Total assets increased $25.2 million to $775.3 million at June 30, 2018 from $750.1 million at December 31, 2017.  Asset growth was driven by increases in cash and equivalents and net loans receivable of $16.2 million and $9.5 million, respectively. Liabilities increased $24.8 million to $715.8 million at June 30, 2018 from $691.0 million at December 31, 2017 due to an increase in customer deposits of $30.9 million, partially offset by a $6.0 million reduction in borrowed funds.
Total nonperforming assets decreased to $3.3 million, or 0.43% of total assets at June 30, 2018, compared to $4.2 million, or 0.56% of total assets at December 31, 2017.
Stockholders’ equity increased $402,000 to $59.5 million at June 30, 2018 from $59.1 million at December 31, 2017 primarily due to a $1.6 million increase in retained earnings as a result of $2.8 million of net income, partially offset by $1.3 million of common dividends paid, and a $1.4 million decrease in accumulated other comprehensive income. The Corporation remains well capitalized and is positioned for continued growth with total stockholders’ equity at 7.7% of total assets.  Tangible book value per common share was $21.51 at June 30, 2018, compared to $21.28 at December 31, 2017.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 17 full service banking offices in Venango, Allegheny, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania and Hancock County, West Virginia.  The Corporation’s common stock is quoted on and traded through the NASDAQ Capital Market under the symbol “EMCF”.  For more information, visit the Corporation’s website at “www.emclairefinancial.com”.
This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

INVESTOR RELATIONS CONTACT:
William C. Marsh
Chairman, President and
Chief Executive Officer
Phone: (844) 800-2193
Email:  investor.relations@farmersnb.com

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Six month period
	ended June 30,		ended June 30,
	2018	2017	2018	2017
Interest income	$7,434	$6,432	$14,429	$12,605
Interest expense	1,243	1,067	2,392	2,084
Net interest income	6,191	5,365	12,037	10,521
Provision for loan losses	300	201	680	363
Noninterest income	1,049	868	1,947	1,723
Noninterest expense	5,245	4,677	9,981	9,298
Income before provision for income taxes	1,695	1,355	3,323	2,583
Provision for income taxes	282	314	548	586
Net income	$1,413	$1,041	$2,775	$1,997

Basic earnings per common share	$0.62	$0.48	$1.22	$0.93
Diluted earnings per common share	$0.62	$0.48	$1.21	$0.92
Dividends per common share	$0.28	$0.27	$0.56	$0.54
Return on average assets (1)	0.74%	0.58%	0.74%	0.57%
Return on average equity (1)	9.58%	7.50%	9.48%	7.31%
Yield on average interest-earning assets	4.18%	3.94%	4.13%	3.94%
Cost of average interest-bearing liabilities	0.88%	0.82%	0.86%	0.81%
Cost of funds	0.72%	0.66%	0.70%	0.65%
Net interest margin	3.48%	3.30%	3.45%	3.30%
Efficiency ratio	71.06%	76.75%	69.72%	72.45%
____________________
(1) Returns are annualized for the three and six month periods ended June 30, 2018 and 2017.

CONSOLIDATED BALANCE SHEET DATA:			As of	As of
			6/30/2018	12/31/2017
Total assets			$775,319	$750,084
Cash and equivalents			30,576	14,374
Securities			100,360	101,167
Loans, net			587,258	577,738
Deposits			685,551	654,643
Borrowed funds			20,050	26,000
Stockholders' equity			59,493	59,091
Book value per common share			$26.20	$26.02
Tangible book value per common share			$21.51	$21.28
Net loans to deposits			85.66%	88.18%
Allowance for loan losses to total loans			1.03%	1.05%
Nonperforming assets to total assets			0.43%	0.56%
Stockholders' equity to total assets			7.67%	7.88%
Shares of common stock outstanding			2,271,139	2,271,139